UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 14, 2017

NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32548	52-2141938
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

21575 Ridgetop Circle Sterling, Virginia	20166
(Address of principal executive offices)	(Zip Code)
(571) 434-5400
(Registrant's telephone number, including area code.)
N/A
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.
On March 14, 2017, NeuStar, Inc. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”). Holders of 46,689,715 shares of the Company’s common stock, which represented approximately 85% of the shares of the Company’s common stock outstanding and entitled to vote as of the record date of January 30, 2017, were represented in person or by proxy at the Special Meeting.
At the Special Meeting, stockholders voted on the following proposals, which are described in detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on February 3, 2017. The number of votes cast for and against, as well as the number of abstentions with respect to, the proposals voted upon at the Special Meeting are set forth below. There were no broker non-votes with respect to any of the proposals.
Proposal 1 - The Merger Agreement.  To adopt the Agreement and Plan of Merger, dated as of December 14, 2016, among the Company, Aerial Topco, L.P., a Delaware limited partnership, and Aerial Merger Sub, Inc., a Delaware corporation, as it may be amended from time to time. Stockholders voted as follows:

For:	45,101,031
Against:	1,575,123
Abstain:	13,561
Accordingly, the adoption of the Merger Agreement was approved. Stockholder action on a third proposal, to approve one or more adjournments or postponements of the Special Meeting, if necessary, to solicit additional proxies in favor of proposal 1 was not required and no vote was taken on that proposal.
Proposal 2 - Advisory Vote on Executive Compensation Payable in Connection with the Merger.  To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger. Stockholders voted as follows:

For:	35,086,097
Against:	11,549,669
Abstain:	53,949
Item 8.01. Other Events.
On March 15, 2017, the Company issued a press release announcing the results of the stockholder votes at the Special Meeting. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated March 15, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeuStar, Inc.

Date:	March 15, 2017	By:	/s/ Paul S. Lalljie
		Name:	Paul S. Lalljie
		Title:	Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated March 15, 2017